EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SCBT Financial Corporation

We consent to the incorporation by reference in the registration statements (File Nos. 333-26029, 333-103708, 333-26031, 333-33092, 333-90014, 333-115919, 333-86922, and 333-103707) on Form S-8 and File Nos. 333-15208 and 333-158116 on Form S-3 of our reports, dated March 16, 2011, related to the consolidated balance sheets of SCBT Financial Corporation and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting at December 31, 2010, which reports appear in SCBT Financial Corporation's 2010 Annual Report on Form 10-K. Our audit report on the consolidated financial statements refers to the fact that in 2009 the Company changed its method of accounting for other-than-temporary impairment of debt securities and its method of accounting for business combinations, both as a result of adopting new accounting standards.

Charlotte, North Carolina
March 16, 2011